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                                                                      EXHIBIT 12

                           FOX KIDS WORLDWIDE, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES

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
                                                             JUNE 30, 1997                       SEPTEMBER 30, 1997
                                   EIGHT MONTHS   ------------------------------------  ------------------------------------
                                      ENDED                                  PROFORMA                              PROFORMA
                                   JUNE 30, 1996    ACTUAL      PROFORMA   AS ADJUSTED    ACTUAL      PROFORMA   AS ADJUSTED
                                   -------------  ----------  -----------  -----------  ----------  -----------  -----------
FIXED CHARGES
  INTEREST EXPENSE, NET OF
   CAPITALIZED INTEREST..........      624,000     1,938,000  147,497,000  153,601,000  18,402,000   37,745,000   39,912,000
  INTEREST CAPITALIZED DURING
   THE PERIOD....................      471,000     1,923,000      777,000      777,000     552,000      206,000      206,000
  AMORTIZATION OF DEBT ISSUE
   COSTS.........................      261,000       288,000    1,469,000    3,482,000     412,000      561,000    1,064,000
  PORTION OF RENT EXPENSE
   CONSIDERED INTEREST...........      994,000     1,411,000    2,034,000    2,034,000     542,000      595,000      595,000
                                    ----------    ----------  -----------  -----------  ----------  -----------  -----------
                                     2,350,000     5,560,000  151,777,000  159,894,000  19,908,000   39,107,000   41,777,000

EARNINGS
  INCOME FROM CONTINUING
   OPERATIONS BEFORE INCOME
   TAXES.........................   49,874,000    55,007,000  (31,665,000) (39,782,000)     12,000  (15,689,000) (18,359,000)
  FIXED CHARGES, LESS CAPITALIZED
   INTEREST......................    1,879,000     3,637,000  151,000,000  159,117,000  19,356,000   38,901,000   41,571,000
                                    ----------    ----------  -----------  -----------  ----------  -----------  -----------
                                    51,753,000    58,644,000  119,335,000  119,335,000  19,368,000   23,212,000   23,212,000
RATIO OF EARNINGS TO FIXED
 CHARGES.........................        22.02         10.55         -            -           -            -            -

EARNINGS DEFICIENCY..............            0             0  (32,442,000) (40,559,000)   (540,000) (15,895,000) (18,565,000)
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